Exhibit 99.1
Global Water Resources Reports Second Quarter 2020 Results

PHOENIX, AZ – August 5, 2020 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2020. All quarterly comparisons are to the same year-ago period unless otherwise noted.
Q2 2020 Financial Highlights
•Revenues increased 8.4% to $9.9 million, driven by organic connection growth, increased consumption, and increased rates.
•Net loss totaled $0.1 million, or $(0.01) per share. The net loss was largely due to asset disposal costs of $0.5 million and restricted stock compensation expense of $0.6 million, both of which are non-cash and did not occur in the same year-ago quarter. Excluding the tax effected non-cash asset disposal costs and restricted stock compensation expense, adjusted net income was $0.8 million, or $0.03 per share in the second quarter of 2020 (see reconciliation of adjusted net income and adjusted earnings per common share, each, non-GAAP terms, to GAAP, below).
•Adjusted EBITDA increased to $4.8 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

•Cash and cash equivalents totaled $15.5 million at June 30, 2020. During the quarter, the company replaced its previous credit line with a new two-year revolving $10 million credit line with more favorable terms to support its growth strategy. The full amount under this new credit line remains available to-date.

•Declared three monthly cash dividends of $0.0241 per common share (or $0.2892 per share on an annualized basis).
Q2 2020 Operational Highlights
•Total active connections increased 4.2% to 46,573 at June 30, 2020 from 44,715 at June 30, 2019.
•Q2 annualized active connection growth rate was 3.3%.
•Appointed noted utility industry leader, Christopher D. Krygier, to the new position of chief strategy officer. Krygier brings more than 15 years of experience in operations management, regulatory strategy, and capital deployment for large projects and transactions, along with multi-state experience and industry knowledge.
•Continued to realize benefits from bringing customer service and billing in-house last December, including better control of long-term service costs, and benefits derived from a deeper focus on customer experience and enhanced scalability of operations.
Management Commentary

“In Q2, we continued to focus on management of the COVID-19 pandemic and the related impacts on our company and the communities we have the privilege to serve,” commented Global Water Resources president and CEO, Ron Fleming. “While the pandemic did not have a material impact on our uncollectable accounts, we believe it may have slowed the increase in new connections. As part of our pandemic response, we expanded our customer assistance program to more accounts, including disabled individuals and deployed military, and increased the annual benefit from $250 to $700.

“We have continued to realize benefits from bringing our customer service and billing operations in-house, which has only been magnified by our efforts in working proactively with our customers at this challenging time. Our real-time conservation alerts benefit both the environment and customers by notifying them when their water usage is high or close to a preset limit. In 2019, we sent 10,000 alerts that resulted in an estimated savings of 8 million gallons. These alerts not only save water, but save our customers money. Our customer service platform is now utilized by 66% of our customers, making Global Water a top three water provider in terms of platform utilization. Beyond smart metering and proactive conservation measures, since 2003, we have recycled more than 8.5 billion gallons of water.

"We will be filing a new rate case with regulators later this month and will be requesting a modest rate increase to our primary customer base. We don’t expect a decision on rates before September of next year and have requested that they not be effective until January 1, 2022, as we hope to further assure any rate increase is well beyond the current pandemic.

“Our ongoing commitment is to provide safe and reliable water service including a strong focus on efficiency and conservation. Our new chief strategy officer, Chris Krygier, shares these core values and supports our plans to expand our Total Water Management platform. His leadership experience across many areas and localities, including utility management, acquisition/integration, finance, and regulatory affairs, also supports these aims. His knowledge and expertise will also assist us as we file a new rate case with regulators later this month.

“As we pursue these business objectives, we will continue to apply our integrated utility solution and expertise to create benefits for all stakeholders, from the communities and customers we serve, to our development and municipal partners, dedicated staff, and regulators. The continued expansion of our platform will help us to pursue the many water and wastewater opportunities emerging in the growth corridors around metropolitan Phoenix.

“We have always taken a disciplined approach to growth and long-term value creation. This includes our planned expansions into new service areas and the upgrade of acquired utilities. Our ample liquidity and capital resources allow us to pursue these objectives both organically and through acquisitions.

“Organic growth projects include providing an integrated utility solution for Inland Port Arizona within the City of Coolidge which we announced last year. For the Inland Port project, we recently submitted our application for a ‘certificate of convenience and necessity,’ and we anticipate its approval before the end of the year. We see this project benefiting us in multiple ways, including adding, for the first time, a large industrial service area to our portfolio which will drive commercial and residential growth in the surrounding area.

“Finally, we recently joined the National Association of Water Companies, which provides a great opportunity to connect with and learn from the organization’s experienced leadership and other members as we strive to remain at the forefront of the water management industry. We believe this access will help us advance our goals related to environmental stewardship, enhancing water quality and services, and investing in infrastructure.

Q2 2020 Financial Summary

Revenues

Total revenues in the second quarter of 2020 increased $0.8 million, or 8.4%, to $9.9 million compared to $9.1 million in the same period in 2019. This increase was primarily driven by organic connection growth combined with an increase in usage and rates.

Total revenues for the first half of 2020 increased $1.3 million, or 7.6%, to $18.1 million compared to $16.8 million in the same period in 2019. This increase was primarily driven by organic connection growth along with an increase in usage and rates.

Operating Expenses

Operating expenses increased $1.3 million, or 18.7%, to $8.2 million in the second quarter of 2020. The increase was primarily attributed to an increase in general and administrative expenses which was driven by an increase in non-cash deferred compensation expenses of $0.6 million from the same year ago period, primarily due to restricted stock issued in the quarter. Additionally, there was an increase in personnel and related expenses of $0.2 million due to the addition of new employees. Lastly, depreciation expense increased by $0.2 million as a result of increased fixed assets associated with the company's capital investment program.

Operating expenses for the first half of 2020 increased $1.2 million, or 8.9%, to $14.6 million compared to $13.4 million in the same period in 2019.

Other Expense

Total other expense increased $0.7 million to $1.8 million in the second quarter of 2020. The increase in other expense was primarily attributed to the $0.5 million loss on asset disposals recognized during the three months ended June 30, 2020.

Total other expense increased $1.7 million to $3.0 million for the first half of 2020, compared to $1.3 million for the same period in 2019. The increase in other expense was primarily attributed to the receipt of the final $1.0 million of proceeds in March 2019 in connection with the 2013 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor." The increase was also driven by the loss on asset disposals recognized during the first half of 2020.

Net Income/Loss

Net loss was $0.1 million in the second quarter of 2020, compared to net income of $0.8 million, or $0.04 per share, in the same period in 2019. The loss was primarily driven by increased other expense due to non-cash asset disposals, and the increased non-cash deferred compensation expense associated with the restricted stock issuance recognized during the second quarter of 2020. Excluding the tax effected non-cash asset disposal cost and restricted stock compensation expense, adjusted net income was $0.8 million, or $0.03 per share in the second quarter of 2020 (see reconciliation of adjusted net income and adjusted earnings per common share, each, non-GAAP terms, to GAAP, below).

Net income decreased $1.2 million, or 83.7%, to $0.2 million, or $0.01 per share, for the first half of 2020, from $1.4 million, or $0.07 per share, for the same period in 2019. The decrease was primarily attributed to the final payout pursuant to the Loop 303 contracts received in the first quarter of 2019, combined with the loss on asset disposals and the increased non-cash deferred compensation expense associated with the restricted stock issuance recognized during the first half of 2020. Excluding the tax effected non-cash asset disposal cost and restricted stock compensation expense, as well as the Loop 303 income recognized in 2019, adjusted net income was $1.1 million, or $0.05 per share in the first half of 2020 compared to adjusted net income of $0.7 million, or $0.03 per share in the first half of 2019 (see reconciliation of adjusted net income and adjusted earnings per common share, each, non-GAAP terms, to GAAP, below).

Adjusted EBITDA

Adjusted EBITDA increased $0.3 million, or 5.8%, to $4.8 million in the second quarter of 2020, compared to $4.5 million for the same period in 2019. The increase was driven by an increase in revenue from organic connection growth and higher rates partially offset by an increase in operating expenses (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA increased $0.9 million, or 11.3%, to $8.8 million for the first half of 2020, compared to $7.9 million for the same period in 2019. The increase was driven by increased total revenues for the first half of 2020 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources
Cash and cash equivalents totaled $15.5 million at June 30, 2020. As of June 30, 2020, the company has no notable near-term cash expenditures or debt obligations. During the quarter, the company secured a new two-year revolving $10 million credit line to support its growth strategy, replacing the previous credit line with more favorable terms. The full amount under this new credit line remains available to-date.

Dividend Policy
The company declared a monthly cash dividend of $0.0241 per common share (or $0.2892 per share on an annualized basis), which will be payable on August 31, 2020 to holders of record at the close of business on August 17, 2020.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Due to the continued COVID-19 pandemic, the development and growth of the company's service areas may slow, which could impact its organic growth for some time. The company has voluntarily agreed not to disconnect customers or charge late fees as a result of the economic hardships caused by the COVID-19 pandemic. This may lead to an increase in uncollectable accounts or the inability to collect a portion of billed revenue. This could result in a negative impact on revenue, earnings, and cash flow due to the COVID-19 pandemic as it continues over the coming months.

Connection Rates
As of June 30, 2020, active service connections increased by 1,858, or 4.2%, to 46,573, compared to 41,422 at June 30, 2019. The increase in active service connections was primarily due to growth in the company's service areas. As of June 30, 2020, the vacancy rate was 0.7%.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2018 and 2019, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040.

The company believes this growth outlook creates an opportunity to significantly increase its active connections and grow revenues. However, as discussed above, the company believes that development and growth in its service areas may slow, which could impact negatively the company’s organic growth for some period of time, due to the COVID-19 pandemic.

Conference Call
Global Water Resources will hold a conference call to discuss its second quarter 2020 results tomorrow, followed by a question and answer period.

Date: Thursday, August 6, 2020

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10010422

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 20, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10010422

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management ("TWM"), an integrated approach to managing the entire water cycle by owning and operating water, wastewater, and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) expense related to asset disposals; and (v) equity method investment. Adjusted net income and adjusted earnings per common reflect net income (loss) and earnings (loss) per common share excluding the loss related to (i) restricted stock expense related to awards made to executive officers; (ii) expense related to asset disposals; and (iii) Loop 303 income, as well as the tax effects of each of these items.

Management believes that EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are also presented because management believes that these measures provide our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share to net income and earnings (loss) per common share, the most comparable GAAP measures, as applicable, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, the timing and likelihood of approval of the certificate of convenience and necessity for the Inland Port project and the anticipated benefits, trends relating to population growth, active connections, regulated revenue, housing permit projections, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$330,041	$326,303
Less accumulated depreciation	(96,150)	(92,749)
Net property, plant and equipment	233,891	233,554
CURRENT ASSETS:
Cash and cash equivalents	15,477	7,513
Accounts receivable — net	2,125	1,631
Customer payments in-transit	339	—
Due from affiliates	—	426
Unbilled revenue	2,606	2,048
Prepaid expenses and other current assets	757	675
Total current assets	21,304	12,293
OTHER ASSETS:
Goodwill	4,398	4,398
Intangible assets — net	12,282	12,554
Regulatory asset	1,676	1,715
Restricted cash	1,923	1,582
Other noncurrent assets	9	17
Total other assets	20,288	20,266
TOTAL ASSETS	275,483	266,113
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	862	992
Accrued expenses	6,884	7,546
Deferred revenue	16	—
Customer and meter deposits	1,504	1,445
Long-term debt and capital leases — current portion	119	117
Total current liabilities	9,385	10,100
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,612	114,664
Deferred revenue - ICFA	17,438	17,372
Regulatory liability	8,686	8,803
Advances in aid of construction	68,102	67,621
Contributions in aid of construction — net	14,248	14,520
Deferred income tax liabilities — net	5,101	4,919
Acquisition liability	1,773	1,773
Other noncurrent liabilities	2,093	1,669
Total noncurrent liabilities	232,053	231,341
Total liabilities	241,438	241,441
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,685,583 and 21,636,420 shares issued as of June 30, 2020 and December 31, 2019, respectively.	227	216
Treasury stock, 99,039 shares at June 30, 2020 and December 31, 2019.	(1)	(1)
Paid in capital	33,819	18,753
Retained earnings	—	5,704
Total shareholders' equity	34,045	24,672
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$275,483	$266,113

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES:
Water services	$4,675	$4,243	$8,063	$7,381
Wastewater and recycled water services	5,126	4,862	9,949	9,431
Unregulated revenues	88	16	107	32
Total revenues	9,889	9,121	18,119	16,844

OPERATING EXPENSES:
Operations and maintenance	2,340	1,780	4,572	3,503
Operations and maintenance - related party	—	437	—	852
General and administrative	3,625	2,650	5,713	5,025
Depreciation and amortization	2,197	2,009	4,310	4,020
Total operating expenses	8,162	6,876	14,595	13,400
OPERATING INCOME	1,727	2,245	3,524	3,444

OTHER INCOME (EXPENSE):
Interest income	27	61	79	118
Interest expense	(1,359)	(1,343)	(2,697)	(2,703)
Other	(480)	82	(431)	1,150
Other - related party	—	89	—	116
Total other expense	(1,812)	(1,111)	(3,049)	(1,319)

INCOME (LOSS) BEFORE INCOME TAXES	(85)	1,134	475	2,125
INCOME TAX EXPENSE	(37)	(356)	(243)	(698)
NET INCOME (LOSS)	$(122)	$778	$232	$1,427

Basic earnings (loss) per common share	$(0.01)	$0.04	$0.01	$0.07
Diluted earnings (loss) per common share	$(0.01)	$0.04	$0.01	$0.07
Dividends declared per common share	$0.07	$0.07	$0.14	$0.14

Weighted average number of common shares used in the determination of:
Basic	22,566,014	21,520,461	22,449,720	21,496,014
Diluted	22,566,014	21,526,043	22,485,622	21,510,122

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$232	$1,427
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,069	602
Depreciation and amortization	4,310	4,020
Amortization of deferred debt issuance costs and discounts	92	59
Loss on equity investment	—	79
Other (gains) and losses	550	(2)
Provision for doubtful accounts receivable	43	18
Deferred income tax expense	181	507
Changes in assets and liabilities
Accounts receivable	(537)	(154)
Other current assets	(553)	(515)
Accounts payable and other current liabilities	(951)	(558)
Other noncurrent assets	39	37
Other noncurrent liabilities	626	194
Net cash provided by operating activities	5,101	5,714
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,399)	(4,858)
Other cash flows from investing activities	(8)	2
Net cash used in investing activities	(5,407)	(4,856)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,263)	(3,078)
Advances in aid of construction	481	465
Principal payments under capital lease	(54)	(29)
Refunds of advances for construction	—	(11)
Loan borrowings	—	31
Loan repayments	(18)	(39)
Proceeds from sale of stock	11,739	—
Debt issuance costs paid	(53)	(40)
Payments of offering costs for sale of stock	(221)	—
Net cash (used) provided by financing activities	8,611	(2,288)
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	8,305	(1,430)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	9,095	13,197
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$17,400	$11,767

Supplemental disclosure of cash flow information:

	June 30, 2020	June 30, 2019
Cash and cash equivalents	$15,477	$11,285
Restricted Cash	1,923	482
Total cash, cash equivalents, and restricted cash	$17,400	$11,767

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income (Loss)	$(122)	$778	$232	$1,427
Income tax expense	37	356	243	698
Interest income	(27)	(61)	(79)	(118)
Interest expense	1,359	1,343	2,697	2,703
Depreciation and amortization	2,197	2,009	4,310	4,020
EBITDA	3,444	4,425	7,403	8,730
Management option expense	115	66	231	131
Loop 303 income	—	—	—	(1,000)
Loss on Disposal of Assets	547	—	547	—
Restricted stock expense	654	—	654	—
Equity investment loss	—	9	—	79
EBITDA adjustments	1,316	75	1,432	(790)
Adjusted EBITDA	$4,760	$4,500	$8,835	$7,940

A reconciliation of net income (loss) to adjusted net income for the three and six months ended June 30, 2020 and 2019 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income (Loss)	$(122)	$778	$232	$1,427
Loop 303 income	—	—	—	(1,000)
Loss on Disposal of Assets	547	—	547	—
Restricted stock expense	654	—	654	—
Income tax benefit (expense) on items above	(300)	—	(300)	250
Adjusted Net Income	$779	$778	$1,133	$677

A reconciliation of basic earnings (loss) per share to adjusted basic earnings per share for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic earnings (loss) per common share	$(0.01)	$0.04	$0.01	$0.07
Loop 303 income	—	—	—	(0.05)
Loss on Disposal of Assets	0.02	—	0.02	—
Restricted stock expense	0.03	—	0.03	—
Income tax benefit (expense) on items above	(0.01)	—	(0.01)	0.01
Adjusted basic earnings per common share	$0.03	$0.04	$0.05	$0.03

Weighted average number of common shares used in the determination of:
Basic	22,566,014	21,520,461	22,449,720	21,496,014

A reconciliation of diluted earnings (loss) per share to adjusted diluted earnings per share for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Diluted earnings (loss) per common share	$(0.01)	$0.04	$0.01	$0.07
Loop 303 income	—	—	—	(0.05)
Loss on Disposal of Assets	0.02	—	0.02	—
Restricted stock expense	0.03	—	0.03	—
Income tax benefit (expense) on items above	(0.01)	—	(0.01)	0.01
Adjusted diluted earnings per common share	$0.03	$0.04	$0.05	$0.03

Weighted average number of common shares used in the determination of:
Diluted	22,576,007	21,526,043	22,485,622	21,510,122